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MITEK SYSTEMS, INC.
                                                     PRESS RELEASE
                                                     FOR IMMEDIATE DISTRIBUTION
MEDIA & INVESTOR RELATIONS CONTACT:
Shauli Chaudhuri
Mitek Systems, Inc.
858-513-4600
shauli@miteksys.com




          MITEK SYSTEMS APPOINTS WILLIAM P. TUDOR TO BOARD OF DIRECTORS


      POWAY, Calif. Sept 21, 2004 - Mitek Systems, Inc. (OTC BB: MITK), a leading developer of image-based fraud protection and recognition technologies, today announced the appointment of William P. Tudor to the Company's Board of Directors.

      Tudor replaces John Rebelo, who is retiring from the board due to health reasons. Mr. Tudor has assumed the position of director effective as of September 15, 2004. He will also serve on the Board's Compensation Committee. With more than 40 years of experience in computer programming and data processing, as well as significant knowledge in systems analysis, Tudor is considered an expert within the systems and process reforms discipline.

      "Bill's entrepreneurial spirit and innovative approach coupled with his strong leadership abilities make him a valuable addition to Mitek's board," said John M. Thornton, chairman and CFO of Mitek. "We look for several attributes in board appointees, not the least of which are industry experience, visionary direction and a passion for ethical and fiduciary responsibility. In an increasingly aggressive marketplace, we understand the needs of financial institutions, and we are committed to providing an advanced fraud protection solution that will not only enable banks to further leverage Check 21, but will also provide the necessary protection and security for the institutions and their customers. As chairman and CFO of Mitek, I am honored to have Bill join our organization."

      Currently, Tudor is a vice president of Scantron Corporation, a leading provider of software services and systems for the collection, management and interpretation of data to the educational, financial and commercial markets. Prior to this position, Tudor founded EdVISION, a provider of curriculum development and assessment tools for the education industry. EdVISION was created in response to the needs of parents and school systems for a systematic approach to assess students' performance at each grade level.

                                      - MORE -


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Mitek Systems Appoints William P. Tudor to Board of Directors
September 21, 2004
Page 2 of 2

      "Mitek's gifted staff of engineers and scientists, and a dedicated management team, make this company unique from other software solution providers for financial institutions," Tudor said. "Its sophisticated technology and superior product line as well as the strategic vision put forth by the executive team provide a strong platform to build on for the Company's long term success. I am pleased to have the opportunity to put my personal and professional experience to work at the board level of Mitek and am excited to be a part of the Company's future."

      Tudor is a sought-after public speaker. In addition to his duties at Scantron Corporation, he publishes an electronic newsletter for parents at www.parenttutor.com. Tudor and his family currently reside in Stuart, Florida.

ABOUT MITEK SYSTEMS

         Mitek Systems is a premier provider of check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, financial document and forms processing applications. These applications automatically process more than 8 billion documents per year for a variety of OEMs, reseller partners and end users.

      For more  information  about Mitek  Systems,  contact the company at 14145
Danielson  Street,   Suite  B,  Poway,  Calif.  92064;   858.513.4600  or  visit
www.miteksystems.com.


FORWARD-LOOKING STATEMENT DISCLOSURE

With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

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